Exhibit 99.1

FTD Companies, Inc. Announces First Quarter 2017 Financial Results

DOWNERS GROVE, Ill. — May 9, 2017 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the first quarter ended March 31, 2017.
John C. Walden, FTD’s President and Chief Executive Officer, commented, “Our business performed reasonably well in the first quarter, generally in line with expectations. FTD has many positive assets to build upon, however, it continues to be challenged by historical underinvestment and will require improvement over time in the quality of our customer experiences, growth in our customer base and better efficiency in customer and order acquisition. The management team and I have begun our comprehensive strategic review of FTD with the goal of reinvigorating growth. I remain optimistic about our opportunities to create long-term shareholder value and look forward to sharing our plans in due course.”

First Quarter Results
Consolidated revenues were $316.5 million for the first quarter of 2017, compared to $330.2 million for the first quarter of 2016. The decrease in first quarter consolidated revenues compared to the prior year period was primarily due to decreased revenues in the Consumer segment and the impact of foreign currency exchange rates in the International segment. Changes in foreign currency exchange rates negatively impacted 2017 first quarter revenues by $7.1 million. Consolidated revenues were positively impacted during the first quarter of 2017 by the Tuesday placement of Valentine’s Day in 2017 as compared to the Sunday placement in 2016, however, the increase was partially offset by the shift in the timing of the Easter holiday to the second quarter in 2017 as compared to the first quarter in 2016.
Net income was $9.0 million for the first quarter of 2017, compared to net income of $1.8 million for the first quarter of 2016. The increase in net income was primarily attributable to a decrease in amortization of intangible assets, partially offset by an increase in the provision for income taxes.

Adjusted EBITDA was $31.1 million, or 9.8% of consolidated revenues, for the first quarter of 2017, compared to $30.6 million, or 9.3% of consolidated revenues, for the first quarter of 2016. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Segment Results
Provide Commerce Segment: Provide Commerce segment revenues for the first quarter of 2017 decreased 0.8% to $155.9 million, compared to $157.1 million for the first quarter of 2016, primarily driven by a 6.9% decrease in consumer orders, partially offset by an increase of $3.30, or 6.6%, in average order value to $52.99. Within the Provide Commerce segment, growth in Gourmet Foods business revenues of 14.0% was more than offset by a decline in the Personal Creations business revenues of 22.4%, primarily due to the shift of the Easter holiday, and a decline in the ProFlowers business revenues of 4.0%. Provide Commerce segment operating income was $13.4 million, or 8.6% of segment revenues, for the first quarter of 2017, compared to operating income of $7.1 million, or 4.5% of segment revenues, in the prior year quarter.
Consumer Segment: Consumer segment revenues for the first quarter of 2017 decreased 7.4% to $72.8 million, compared to $78.6 million in the first quarter of 2016. This decline was primarily due to a 7.9% decrease in consumer orders, partially offset by a $0.43, or 0.6%, increase in average order value to $73.05. Consumer segment operating income was $5.7 million, or 7.8% of segment revenues, for the first quarter of 2017, compared to $6.4 million, or 8.2% of segment revenues, in the prior year quarter.

Florist Segment: Florist segment revenues for the first quarter of 2017 decreased 1.0% to $46.5 million, compared to $47.0 million for the first quarter of 2016. Service revenues decreased $0.4 million, primarily driven by order-related revenues partially offset by increases in subscription and other services revenue. Florist segment operating income was $14.0 million, compared to $12.8 million for the first quarter of 2016, driven primarily by a $1.3 million reduction in bad debt expense. Florist segment operating income was 30.0% of segment revenues for the first quarter of 2017, compared to 27.3% for the first quarter of 2016.
International Segment: International segment revenues for the first quarter of 2017 were $45.7 million, compared to $52.4 million for the first quarter of 2016. On a constant currency basis, International segment revenues increased 0.9%, or $0.5 million, driven by a 4.4% increase in average order value and an increase in revenues from the sales of wholesale flowers, partially offset by a 4.1% decrease in consumer orders. International segment operating income was $5.5 million, or 12.1% of segment revenues, for the first quarter of 2017, compared to $7.4 million, or 14.2% of segment revenues, in the prior year quarter. On a constant currency basis, International segment operating income decreased $1.0 million, or 13.3%, for the first quarter compared to the prior year period.
Balance Sheet and Cash Flow Highlights
Net cash provided by operating activities was $24.2 million for the three months ended March 31, 2017, compared to net cash provided by operating activities of $17.6 million for the prior year period. For the three months ended March 31, 2017, the Company generated Free Cash Flow of $24.4 million compared to $14.2 million for the prior year period. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Cash and cash equivalents decreased $30.6 million to $50.4 million as of March 31, 2017, largely due to the Company utilizing its cyclical cash to pay down $45.0 million of amounts outstanding under its revolving debt facility, in addition to the $5.0 million quarterly payment on the term loan. Excluding debt issuance costs, debt outstanding as of March 31, 2017 was $230.0 million of which $155.0 million is term debt and $75.0 million is associated with the Company’s revolving credit facility.
Business Outlook
For the full year 2017, the Company reiterated the following outlook:

•
Consolidated revenues in 2017 to be largely in-line on a reported basis with the Company’s 2016 revenues of $1.12 billion, or up low single digits on a constant currency basis (using an average GBP to USD exchange rate of 1:1.21 as compared to the 2016 average exchange rate of 1:1.36)

•	Net income of approximately $10.0 million to $15.0 million

•	Consolidated Adjusted EBITDA margin is anticipated to decline to approximately 8.0% to 8.5% of consolidated net revenues, primarily as a result of expected increases in marketing investments

•	Capital expenditures of approximately $28.0 million, primarily due to planned enhancements to the Company’s technology platform

In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts its profitability and cash flows from operations on a quarterly basis. In addition, due to a variety of factors, actual results may differ significantly from the outlook provided. These factors include, without limitation, the factors referenced in this release under “Cautionary Information Regarding Forward-Looking Statements.”

Conference Call

The Company will be hosting a conference call today, May 9, 2017, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-0784 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through May 23, 2017. Participants can dial 844-512-2921 to hear the playback. The passcode is 13660088.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in nearly 35,000 floral shops in over 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Flowers Direct™, Ink Cards™, Postagram™ and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.
Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Definitions
(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill and intangible assets. In addition, stock-based and incentive compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income/(expense), net. Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that were originated through our consumer websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.
(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Provide Commerce, Consumer, and International segments is tracked in their local currency, the U.S. Dollar for both the Provide Commerce and Consumer segments and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).
(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.
Non-GAAP Measures
(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense, provision/(benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill and intangible assets.
Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.
Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) transaction-related bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs associated with integration projects.
The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. The Adjusted EBITDA metric also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility. The Company also uses this measure as a basis in determining certain incentive compensation targets for certain members of the Company’s management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.
An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.
(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid or received for litigation and dispute settlement charges or gains, and cash paid for restructuring and other exit costs.
Contacts
Investor Relations:
Katie Turner
646-277-1228
ir@ftdi.com

Media Inquiries:
Amy Toosley
858-638-4648
pr@ftdi.com

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues:
Provide Commerce segment	$155,868	$157,097
Consumer segment	72,804	78,607
Florist segment	46,506	46,992
International segment	45,737	52,377
Intersegment eliminations	(4,422)	(4,859)
Total revenues	316,493	330,214

Operating expenses:
Cost of revenues	196,374	213,766
Sales and marketing	68,896	67,916
General and administrative	28,755	29,744
Amortization of intangible assets	3,820	15,416
Restructuring and other exit costs	808	433
Total operating expenses	298,653	327,275

Operating income	17,840	2,939
Interest expense, net	(2,273)	(2,314)
Other income/(expense), net	(25)	1,809

Net income before income taxes	15,542	2,434
Provision for income taxes	6,519	683

Net income	$9,023	$1,751

Earnings per common share
Basic earnings per share	$0.32	$0.06
Diluted earnings per share	$0.32	$0.06

Average Shares Outstanding:
Basic	27,368	27,655
Diluted	27,435	27,716

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$50,444	$81,002
Accounts receivable, net	30,317	26,659
Inventories	27,008	24,996
Property and equipment, net	55,353	57,559
Intangible assets, net	269,570	272,798
Goodwill	464,708	463,465
Other assets	32,880	35,835
Total assets	$930,280	$962,314

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$157,996	$157,693
Debt	226,646	276,306
Deferred tax liabilities, net	89,238	85,932
Other liabilities	17,446	14,656
Total liabilities	491,326	534,587
Total equity	438,954	427,727
Total liabilities and equity	$930,280	$962,314

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$9,023	$1,751
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,298	21,277
Stock-based compensation	2,341	4,040
Provision for doubtful accounts receivable	350	1,693
Accretion of discounts and amortization of deferred financing and debt issue costs	340	340
Deferred taxes, net	3,152	(2,515)
Gains on life insurance	—	(1,583)
Other, net	(17)	1
Changes in operating assets and liabilities:
Accounts receivable, net	(3,941)	(4,709)
Inventories	(1,999)	(1,949)
Prepaid expenses and other assets	3,141	4,206
Accounts payable and accrued liabilities	(143)	(8,978)
Income taxes receivable or payable	1,240	2,744
Other liabilities	1,431	1,253
Net cash provided by operating activities	24,216	17,571
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(3,196)	(4,611)
Proceeds from life insurance	—	944
Net cash used for investing activities	(3,196)	(3,667)
Cash flows from financing activities:
Proceeds from debt	15,000	—
Payments on long-term debt	(65,000)	(5,000)
Repurchases of common stock withheld for taxes	(1,944)	(1,633)
Net cash used for financing activities	(51,944)	(6,633)
Effect of foreign currency exchange rate changes on cash and cash equivalents	366	57
Change in cash and cash equivalents	(30,558)	7,328
Cash and cash equivalents, beginning of period	81,002	57,892
Cash and cash equivalents, end of period	$50,444	$65,220

Supplemental Cash Flow Information:
Cash paid for interest	$1,904	$1,441
Cash paid for income taxes, net	2,032	436
Cash paid for restructuring and other exit costs	2,618	765
Cash paid for litigation and dispute settlement charges	25	167
Cash paid for transaction-related costs	687	318

FTD COMPANIES, INC.
UNAUDITED SEGMENT INFORMATION
(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Three Months Ended March 31,
	2017	2016
Provide Commerce:
Segment revenues	$155,868	$157,097
Segment operating income (1)	$13,447	$7,076
Consumer orders (2)	2,906	3,123
Average order value (3)	$52.99	$49.69

Consumer:
Segment revenues	$72,804	$78,607
Segment operating income (1)	$5,660	$6,429
Consumer orders (2)	941	1,022
Average order value (3)	$73.05	$72.62

Florist:
Segment revenues	$46,506	$46,992
Segment operating income (1)	$13,954	$12,810
Average revenues per member (4)	$4,140	$3,888

International:
Segment revenues (in USD)	$45,737	$52,377
Segment revenues (in GBP)	£36,881	£36,563
Segment operating income (in USD) (1)	$5,532	$7,417
Consumer orders (2)	842	878
Average order value (in USD) (3)	$44.50	$49.23
Average order value (in GBP) (3)	£35.90	£34.38
Average currency exchange rate: GBP to USD	1.24	1.43

FTD COMPANIES, INC.
UNAUDITED RECONCILIATIONS
(in thousands)

The following tables contain reconciliations of Adjusted EBITDA and Free Cash Flow to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME
AND NET INCOME TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2017	2016
Segment Operating Income (1) :
Provide Commerce	$13,447	$7,076
Consumer	5,660	6,429
Florist	13,954	12,810
International	5,532	7,417
Unallocated expenses	(11,455)	(9,516)
Depreciation and amortization	(9,298)	(21,277)
Operating income	17,840	2,939

Interest expense, net	(2,273)	(2,314)
Other income/(expense), net	(25)	1,809
Provision for income taxes	6,519	683
Net income (GAAP Basis)	$9,023	$1,751

Net income (GAAP Basis)	$9,023	$1,751
Interest expense, net	2,273	2,314
Provision for income taxes	6,519	683
Depreciation and amortization	9,298	21,277
Stock-based compensation	2,341	4,040
Transaction-related costs	801	126
Restructuring and other exit costs	808	433
Adjusted EBITDA (5)	$31,063	$30,624

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities (GAAP Basis)	$24,216	$17,571
Capital expenditures	(3,196)	(4,611)
Cash paid for transaction-related costs	687	318
Cash paid for litigation and dispute settlement charges	25	167
Cash paid for restructuring and other exit costs	2,618	765
Free Cash Flow (6)	$24,350	$14,210